U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

LEVY                                SPENCER                R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

11 WAVERLY PL., #6H
--------------------------------------------------------------------------------
                                    (Street)

NEW YORK                              NY                 10003
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

NOXSO CORPORATION (NXSO)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

04/22/03

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

Former officer and director
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                       2.         2A.                       Securities Acquired (A) or      Beneficially   ship
                       Trans-     Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                       action     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                       Date       Date, if any Code         ------------------------------- Reported       (D) or    Indirect
1.                     (Month/    (Month/      (Instr. 8)                  (A)              Transaction(s) Indirect  Beneficial
Title of Security      Day/       Day/         ------------  Amount         or      Price   (Instr. 3      (I)       Ownership
(Instr. 3)             Year)      Year)        Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK           04-22-03*                S            54,926         D      0.3958   35,074          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                        5.                                       7.
                                                                        Number of                                Title and Amount
                                                                        Derivative      6.                       of Underlying
                                                             4.         Securities      Date                     Securities
                    2.                          3A.          Trans-     Acquired (A)    Exercisable and          (Instr. 3 and 4)
                    Conver-                     Deemed       action     or Disposed     Expiration Date          ----------------
1.                  sion or       3.            Execution    Code       of(D)           (Month/Day/Year)                   Amount
Title of            Exercise      Trans-        Date,        Instr.     (Instr. 3,      ---------------------              or
Derivative          Price of      action Date   if any       8)         4 and 5)        Date        Expira-                Number
Security            Derivative    (Month        (Month/      ------     ------------    Exer-       tion                   of
(Instr. 3)          Security      Day/Year)     Day/Year)    Code V      (A)   (D)      cisable     Date         Title     Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
NONE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

[TABLE CONTINUED BELOW]

[CONTINUATION OF TABLE FROM ABOVE]

                 9.               10.
                 Number of        Ownership
                 Derivative       Form of
                 Securities       Derivative
                 Beneficially     Securities        11.
8.               Owned            Beneficially      Nature
Price of         Following        Owned Follow-     of Indirect
Derivative       Reported         ing Reported      Beneficial
Security         Transaction(s)   Transactions      Ownership
(Instr.5)        (Instr. 4)       (Instr. 4)        (Instr. 4)
--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

Explanation of Responses:

*Transaction documents are dated April 7, 2003; however, closing did not occur until April 22, 2003.


/s/ SPENCER R. LEVY                                           April 22, 2003
---------------------------------------------            -----------------------
          Spencer R. Levy                                        Date
      **Signature of Reporting Person


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, SEE Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


                                                                     Page 2